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Pricing Supplement dated September 12, 2000                     Rule 424(b)(3)
(To Prospectus dated January 12, 2000 and                   File No. 333-89659
Prospectus Supplement dated January 12, 2000)



                         TOYOTA MOTOR CREDIT CORPORATION

                          Medium-Term Note - Fixed Rate

_______________________________________________________________________________


Principal Amount:  $100,000,000        Trade Date: September 12, 2000
Issue Price: See "Additional Terms     Original Issue Date: September 15, 2000
  of the Notes - Plan of Distribution"
Interest Rate: 6.83% per annum         Net Proceeds to Issuer: $99,946,000
Interest Payment Dates: Each March 13  Principal's Discount or
 and September 13, commencing          Commission: 0.054%
 March 13, 2001
Stated Maturity Date: September 13, 2002


______________________________________________________________________________




Day Count Convention:
     [X]  30/360 for the period from September 15, 2000 to September 13, 2002
     [ ]  Actual/365 for the period from                to
     []   Other (see attached)

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date:
          Initial Redemption Percentage:
          Annual Redemption Percentage Reduction:

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                            ___________________________
                               Goldman, Sachs & Co.

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                           ADDITIONAL TERMS OF THE NOTES


Plan of Distribution

          Under the terms of and subject to the conditions of the First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. ("Goldman"), Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by that certain Amendment No. 1 thereto, dated January 12, 2000 (as amended, the "Agreement"), Goldman, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.946% of their principal amount. Goldman may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Goldman.

          Under the terms and conditions of the Agreement, Goldman is committed to take and pay for all of the Notes offered hereby if any are taken.